                                  This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-20007.



PROSPECTUS SUPPLEMENT NO. 5
(TO PROSPECTUS DATED FEBRUARY 14, 1997)

         $80,650,000 6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2001
                        8,361,371 SHARES OF COMMON STOCK
                          FPA MEDICAL MANAGEMENT, INC.

            This Prospectus Supplement supplements information contained in that certain Prospectus dated February 14, 1997 as supplemented by Prospectus Supplement No. 1 dated February 27, 1997, Prospectus Supplement No. 2 dated March 24, 1997, Prospectus Supplement No. 3 dated April 14, 1997 and Prospectus Supplement No. 4 dated May 12, 1997 (the Prospectus as supplemented, the "Prospectus") relating to the potential sale from time to time of up to (i) $80,650,000 aggregate amount of the Debentures, (ii) 3,107,900 shares of the Common Stock issuable upon conversion thereof by the Selling Securityholders, and (iii) 5,253,471 Individual Shares by the Selling Stockholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

            The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders and Selling Stockholders" with respect to the Selling Securityholders and the respective principal amount of Debentures beneficially owned by each such Selling Securityholder and that may be sold pursuant to the Prospectus, as amended or supplemented. The line item "All other Holders . . . 3,420,000, 4.2, 131,792" contained in the table set forth in the Prospectus shall be deleted in its entirety and replaced as set forth below:

                                            Principal
                                             Amount of                          Number of
                                            Debentures                          Shares of
                                           Beneficially        Percent of        Common
                                          Owned and That       Outstanding     Stock That
Name(1)                                     May Be Sold        Debentures      May Be Sold
-------                                   --------------       -----------     -----------

Baird, Patrick & Co., Inc. ........           625,000                *             24,085
All other Holders .................         2,795,000              3.5            107,707

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1)  The information set forth herein is as of July 21, 1997 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.











            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 21, 1997.